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                        [LETTERHEAD OF WEBER SHANDWICK]


                                                           RE: HARDINGE INC.
                                                           ONE HARDINGE DRIVE
                                                           ELMIRA, NY 14902
                                                           (NASDAQ: HDNG)


AT THE COMPANY:            AT FRB | WEBER SHANDWICK:
Richard L. Simons          Kerry Thalheim         John McNamara
Exec VP & CFO              General Inquiries      Analyst Inquiries
(607) 378-4202             (212) 445-8437         (212) 445-8435


       HARDINGE INC. ANNOUNCES ELECTION OF J. PATRICK ERVIN TO CHAIRMAN OF
                               BOARD OF DIRECTORS
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o     DOUGLAS G. RICH PROMOTED TO VICE PRESIDENT - GENERAL MANAGER U.S. MACHINE
      OPERATIONS

o     SEMI-ANNUAL DIVIDEND OF $0.01 DECLARED


Elmira, N.Y., November 20, 2002 - Hardinge Inc. (Nasdaq: HDNG), a leading producer of advanced material-cutting solutions, announced today that its Board of Directors has elected Mr. J. Patrick Ervin as Chairman of the Board, effective January 1, 2003. Mr. Ervin, 45, will retain his title of President and Chief Executive Officer. Mr. E. Martin Gibson, currently Chairman of the Board, will remain as a member of the Board of Directors after that date.

In making the announcement, Mr. Gibson commented, "This appointment represents the trust and confidence the entire Board of Directors has in Pat Ervin and his abilities to lead Hardinge into the future. Pat has shown the leadership capabilities to guide the Company's operations through the difficult economic environment it has experienced over the past few years. He has shown the courage to make difficult decisions, the vision to embark in new directions, and the creativity to balance short-term concerns with long- term opportunities. His enormous breadth of knowledge regarding Hardinge's operations, its markets, and its industry provide the background to form the strategies necessary to lead the Company into tomorrow."

The Board also announced the appointment of Mr. Douglas G. Rich as Vice President - General Manager - U.S. Machine Operations. Mr. Rich, 46, previously held the title of Vice President - Manufacturing. In making the announcement, Mr. Ervin commented, "Doug came to us almost two years ago with a strong background in operational management. He has shown the ability to have a very positive impact on our manufacturing operations, and we look forward to expanding his reach to all of the U.S. machine product based operations."

The Board of Directors also announced today the declaration of a cash dividend of $0.01 per share on the Company's common stock payable on December 10, 2002 to stockholders of record as of November 29, 2002. This dividend reflects a reduction from the previous semi-annual dividend of $0.03 announced in May. In May, the Company also announced its policy of considering dividends on a semi-annual basis in May and November of each year, rather than quarterly.




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The Company's Board of Directors noted that the reduction in the dividend rate was a necessary action due to the current difficult operating conditions in the machine tool industry and the effect those conditions have had on the operating performance of the Company. It remains the Company's objective to ensure that Hardinge remains a financially strong company with the flexibility to fund strategic initiatives.

Hardinge Inc., founded more than 100 years ago, is an international leader in providing the latest industrial technology to companies requiring material-cutting solutions. The Company designs and manufactures computer-numerically controlled metal-cutting lathes, machining centers, grinding machines and other industrial products. The Company's common stock trades on Nasdaq under the symbol "HDNG." For more information, please visit the Company's website at WWW.HARDINGE.COM.








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